Exhibit 99.1

WEST MARINE REPORTS THIRD QUARTER 2009 NET REVENUES

WATSONVILLE, CA, October 15, 2009 - West Marine, Inc. (Nasdaq: WMAR) today reported net revenues for its 2009 fiscal third quarter ended October 3, 2009 of $168.2 million, a decrease of $12.1 million, or 6.7%, from net revenues of $180.2 million for its 2008 fiscal third quarter, with comparable store sales decreasing by $6.3 million, or 4.3%, from last year.  Adjusted for the impact of a fiscal calendar shift due to a 53-week 2008 fiscal year, 2009 fiscal third quarter net revenues would have increased by $0.3 million, or 0.2%, and comparable store sales would have increased by $5.1 million, or 3.7%, over last year.

Since West Marine’s sales typically build week-over-week leading up to the peak of boating season, the fiscal calendar shift from last year meant that there were fewer peak season days in the third quarter of this year, which negatively affected comparable store sales comparisons.  In addition to the calendar shift impact, the move of the Fourth of July holiday from the third fiscal quarter in 2008 to the second fiscal quarter in 2009 further affected the quarter.  Stores closed during the third and fourth quarters of 2008 and first three quarters of 2009 reduced net revenues by $8.9 million versus last year, but this decline was largely offset by $5.9 million of net revenues from new stores opened during the third and fourth quarters of 2008 and first three quarters of 2009.

Geoff Eisenberg, Chief Executive Officer of West Marine, said:  “We had planned for considerably lower revenues, so we’re quite pleased with our third quarter sales results. We experienced a number of favorable impacts on our business including continued improvement in boat usage, continued movement towards do-it-yourself projects, continued good results from our product expansions and larger store formats, favorable weather conditions in most markets, and continued progress in attracting Customers who previously shopped at now-closed competitors.

Our Stores fared rather well in the third quarter, but the segments of our business related to serving new boat manufacturers and dealers continued to be soft. Though there were some glimmers of strength in certain markets, we would not say there has been a meaningful change in trend in this area as of yet. Fortunately, we have concentrated on supporting the maintenance and improvement of existing boats, and not relied on new boat sales to drive our revenues.

The calendar shift versus last year obviously makes the analysis of our numbers more difficult. While we benefited from the calendar shift during the first half of 2009, our reported sales are negatively impacted by the shift in the second half of the year. When we adjust for the calendar shift and note that our adjusted third quarter comparable store sales came in at positive 3.7%, we feel confident that our Associates and our strategies are making good progress.”

Net revenues in the Stores segment for West Marine’s 2009 fiscal third quarter were $151.4 million, a decrease of $8.4 million, or 5.2%, compared to same period last year.  Adjusted for the impact of the fiscal calendar shift, net revenues improved by $3.6 million, or 2.4%, with comparable store sales increasing by 3.7% or $5.1 million.  Store closures in 2008 and the first nine months of 2009 reduced net revenues by $8.9 million versus last year, but largely was offset by $5.9 million of net revenues from new stores opened.  West Marine’s Port Supply (wholesale) segment revenues through the distribution centers for the third quarter of 2009 were $7.5 million, a decrease of $2.4 million, or 24.3%, compared to the same period last year.  This comparison was not affected materially by the calendar shift.  Port Supply sales to wholesale customers through store locations are included in the Stores segment.  Net revenues in the Direct Sales segment for the fiscal third quarter of 2009 were $9.2 million, a decrease of $1.3 million, or 12.4%, compared to same period last year.  Excluding the impact of the fiscal calendar shift, net revenues declined by $0.9 million, or 8.7%, over last year.

Net revenues for the thirty-nine weeks ended October 3, 2009 were $484.5 million, a decrease of $35.7 million, or 6.9%, from net revenues of $520.2 million for the same period a year ago, primarily due to a comparable store sales decline of 3.4%, or $14.4 million.  There was a further decrease of $22.7 million from store closures in 2008 and the first nine months of 2009, partly offset by $13.8 million of net revenues generated by new stores.  Net revenues comparisons for the first nine-month period were not affected materially by the fiscal calendar shift.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 337 company-operated stores located in 38 states, Puerto Rico, Canada and two franchised stores located in Turkey.  Our call center and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our business strategies, and our ability to improve financial performance in a softening industry and challenging economic environment, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2009.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures are total net revenues, comparable store sales, Stores segment net revenues and Direct Sales segment net revenues for 2008, each adjusted for comparison purposes.  Specifically, the week in fiscal 2008 that included the Fourth of July holiday, which occurred in fiscal second quarter in 2009, was removed and the first week in fiscal 2008 fourth quarter was added to essentially create a 13-week period ended October 4, 2008.  Management believes that these non-GAAP measures are useful to investors because they provide a more direct and meaningful comparison of year-over-year revenues.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Reconciliation of Non-GAAP Finanical Measures
(Preliminary and unaudited; in thousands)

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP total net revenues	$168,153	$180,249	$(12,096)	(6.7)%
less: Week ended July 5, 2008	-	(20,961)	20,961
plus: Week ended October 4, 2008	-	8,596	(8,596)
Non-GAAP adjusted total net revenues	$168,153	$167,884	$269	0.2%

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP comparable store sales	$141,186	$147,520	$(6,334)	(4.3)%
less: Week ended July 5, 2008	-	(18,304)	18,304
plus: Week ended October 4, 2008	-	6,868	(6,868)
Non-GAAP adjusted comparable store sales	$141,186	$136,084	$5,102	3.7%

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP Stores segment net revenues	$151,430	$159,807	$(8,377)	(5.2)%
less: Week ended July 5, 2008	-	(19,455)	19,455
plus: Week ended October 4, 2008	-	7,469	(7,469)
Non-GAAP adjusted Stores segment net revenues	$151,430	$147,821	$3,609	2.4%

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP Direct Sales segment net revenues	$9,175	$10,476	$(1,301)	(12.4)%
less: Week ended July 5, 2008	-	(837)	837
plus: Week ended October 4, 2008	-	416	(416)
Non-GAAP adjusted Direct Sales segment net revenues	$9,175	$10,055	$(880)	(8.7)%